Exhibit 4.2
EXECUTION VERSION
BIOTROVE, INC.
Second Amended and Restated
Registration Rights Agreement
     This Second Amended and Restated Registration Rights Agreement (the “Agreement”) is made as of this 10th day of December, 2007, by and among (I) BioTrove, Inc., a Delaware corporation (the “Company”), (II) certain holders of the Company’s Common Stock (as defined below) who are listed from time to time on Exhibit A hereto and who are identified on the signature pages hereto or who shall become a party hereto by execution and delivery to the Company of a Counterpart Signature Page for Common Stockholders in the form attached hereto as Attachment I (the “Common Stockholders”), and (III) the holders of the Company’s Series B/C Preferred Stock (as defined below) listed from time to time on Exhibit B hereto and who are identified on the signature pages hereto or who shall become a party hereto by execution and delivery to the Company of a Counterpart Signature Page for Investors in the form attached hereto as Attachment II (the “Investors”). For the sake of clarity, any person or entity holding both Common Stock and Series B/C Preferred Stock shall be considered a “Common Stockholder” with respect to the shares of Common Stock (other than shares of Common Stock issued upon conversion of Series B/C Preferred Stock) held by it and an “Investor” with respect to the shares of Series B/C Preferred Stock (including shares of Common Stock issued upon conversion of Series B/C Preferred Stock) held by it.
     WHEREAS, the Company and certain of the parties hereto are parties to that certain Amended and Restated Registration Rights Agreement dated as of December 30, 2003, as amended, by and among the Company and the parties listed on the signature pages thereto (the “Prior Registration Rights Agreement”);
     WHEREAS, the parties executing signature pages hereto comprise the requisite parties necessary to amend and restate in its entirety the Prior Registration Rights Agreement in accordance with its terms;
     WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Company and certain of the Investors have entered into a Note Subscription Agreement, dated as of the date hereof (as in effect from time to time, the “Note Subscription Agreement”) in connection with the issuance and sale by the Company to certain Investors of promissory notes (“Notes”) convertible into shares of the Series C Preferred Stock (as defined below);
     WHEREAS, in connection with the sale of the Notes, the parties hereto desire to amend and restate the Prior Registration Rights Agreement as provided herein; and
     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

1. Registration Rights.
     1.1. Definitions.
     (a) The term “1933 Act” means the Securities Act of 1933, as amended, or any successor statute thereto, and the rules and regulations of the Securities and Exchange Commission (the “SEC”) promulgated from time to time thereunder, all as the same shall be in effect at the time.
     (b) The terms “Form S-1”, “Form S-3”, “Form S-4” and “Form S-8” mean such respective forms under the 1933 Act as in effect on the date hereof or any successor registration forms to Form S-1, Form S-3, Form S-4 and Form S-8, respectively, under the 1933 Act subsequently adopted by the SEC.
     (c) The term “Common Stock” means the common stock, $0.01 par value per share, of the Company.
     (d) The term “Holder” means any person owning Registrable Securities (as defined below) or any assignee thereof in accordance with Section 1.13 hereof.
     (e) The term “Immediate Family” means, with respect to any natural person, each of such person’s spouse, father, mother, brothers, sisters, aunts, uncles, nieces, nephews and lineal descendants and ancestors and, with respect to any other entity, the current stockholders, partners or members of such entity.
     (f) The term “Investor Holder” means any Holder who is an Investor or any assignee thereof in accordance with Section 1.13 hereof.
     (g) The terms “register”, “registered”, and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the 1933 Act, and the automatic effectiveness or the declaration or ordering of effectiveness of such registration statement or document.
     (h) The term “Registrable Securities” means (i) shares of Common Stock issued upon conversion of any Series B/C Preferred Stock, (ii) any Common Stock issued as a dividend or other distribution with respect to, in exchange for, or in replacement of, any             shares of Common Stock which are deemed to be Registrable Securities pursuant to (i) above, (iii) any other shares of Common Stock acquired on or after the date hereof by any Investor which do not otherwise qualify as Registrable Securities under clauses (i) or (ii) above, and (iv) any shares of Common Stock held by the Common Stockholders (the “Common Stockholders’ Common Shares”) or any Common Stock issued as a dividend or other distribution with respect to, in exchange for, or in replacement of the Common Stockholders’ Common Shares; provided, however, any and all shares described in clauses (i)-(iv) above shall cease to be Registrable Securities upon any sale pursuant to a registration statement under the 1933 Act or upon such time as such shares may be sold within a 90 day period pursuant to Rule 144(k) under the 1933 Act.

     (i) The term “Series B Preferred Stock” means the Company’s Series B Convertible Participating Preferred Stock, $0.01 par value per share.
     (j) The term “Series B-1 Preferred Stock” means the Company’s Series B-1 Convertible Participating Preferred Stock, $0.01 par value per share.
     (k) The term “Series B/C Preferred Stock” means, collectively, the Company’s Series C Preferred Stock, Series B Preferred Stock and Series B-1 Preferred Stock.
     (l) The term “Series C Preferred Stock” means the Company’s Series C Convertible Participating Preferred Stock, $0.01 par value per share.
     1.2. Request for Registration.
     (a) At any time after the earlier of (i) August 22, 2005 or (ii) the date that is 180 days after the closing date of the first registered public offering of equity securities of the Company, if the Company shall receive a written request from any Investor Holder(s) of at least twenty-five percent (25%) of the Registrable Securities then outstanding and entitled to registration rights under this Section 1 (the “Initiating Holders”) that the Company effect the registration under the 1933 Act of Registrable Securities, then the Company shall, within fifteen days of the receipt thereof, give written notice of such request to all Holders and shall, subject to the limitations of this Section 1.2, use its best efforts to effect such a registration as soon as practicable and in any event to file within 90 days of the receipt of such request a registration statement under the 1933 Act covering all the Registrable Securities which the Holders shall in writing request (within 20 days of receipt of the notice given by the Company pursuant to this Section 1.2(a)) to be included in such registration and to use its best efforts to have such registration statement become effective; provided, however, that the Company will not be required to effect the registration of Registrable Securities under this Section 1.2(a) unless the Registrable Securities are offered at a proposed aggregate offering price of not less than $15,000,000.
     (b) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as part of their request made pursuant to this Section 1.2 and the Company shall include such information in the written notice referred to in Section 1.2(a). In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by two-thirds in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 1.4(d)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company and reasonably acceptable to two-thirds in interest of the Initiating Holders; provided, however, that if the underwriter is not reasonably acceptable to two-thirds in interest of the Initiating Holders, such Initiating Holders may select an underwriter or underwriters which shall be reasonably acceptable to the Company.

Notwithstanding any other provision of this Section 1.2, if, in the case of a registration requested pursuant to Section 1.2(a), the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Initiating Holders shall so advise the Company and all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and all the securities other than Registrable Securities sought to be included in the underwriting shall first be excluded. Next, to the extent that further limitation is required, Registrable Securities held by the Common Stockholders sought to be included in the underwriting shall be excluded pro rata among all such Common Stockholders (according to the number of Registrable Securities then held by each such Common Stockholder). To the extent that further limitation is required, the number of Registrable Securities that may be included in the underwriting shall be allocated pro rata among all Investor Holders thereof desiring to participate in such underwriting (according to the number of Registrable Securities then held by each such Investor Holder). For the sake of clarity, no Registrable Securities requested by any Initiating Holder to be included in a registration pursuant to Section 1.2(a) shall be excluded from the underwriting unless (i) all securities other than Registrable Securities have first been excluded and (ii) all Registrable Securities held by the Common Stockholders have first been excluded.
     (c) The Company is obligated to effect only three registrations pursuant to Section 1.2(a); provided, however, that no registration pursuant to Section 1.2(a) shall be deemed to be a registration for any purpose of this sentence if (i) the number of Registrable Securities included in the underwriting does not equal or exceed 75% of the number of Registrable Securities proposed by the Holders to be distributed through such underwriting and (ii) the Holders pay all expenses of such registration, including those otherwise payable by the Company in accordance with Section 1.6; and provided, further, that no registration of Registrable Securities which shall not have become and remained effective in accordance with Section 1.4 shall be deemed to be a registration for any purpose of this sentence unless such registration was withdrawn at the request of the Holders except under the circumstances described in the second proviso in the penultimate sentence of Section 1.6 hereof.
     (d) Notwithstanding the foregoing provisions of this Section 1.2, in the event that the Company is requested to file any registration statement pursuant to this Section 1.2, (i) the Company shall not be obligated to effect the filing of such registration statement:
     (A) during the 180 days following the effective date of any other registration statement pertaining to an underwritten public offering of securities for the account of the Company or any Holder;
     (B) if, in the case of the initial public offering of the Company’s securities, the Company and the Initiating Holders are unable to obtain the commitment of the underwriter selected pursuant to Section 1.2(b) to underwrite the offering on a firm commitment basis; or
     (C) for a period of up to 90 days after the date of a request for registration pursuant to this Section 1.2 if at the time of such request (1) the Company is engaged, or has fixed plans to engage, within 90 days of the time of such request, in a firm commitment underwritten public offering of Common Stock in which the holders of Registrable Securities include Registrable Securities pursuant to Section 1.3 or (2) the Company is currently engaged in a self-tender or exchange offer and the filing of a registration statement would cause a violation of the Securities Exchange Act of 1934, as amended (the “1934 Act”);
or (ii) if the Company shall furnish to the Holders requesting such registration statement a certificate signed by the Chief Executive Officer of the Company stating that, in the good faith judgment of the Board of Directors, it would not be in the best interests of the Company and its stockholders generally for such registration statement to be filed, the Company shall have the right to defer such filing for a period of not more than 90 days after receipt of the request of the relevant Initiating Holders; provided, however, that the Company may not utilize the right set forth in this Section 1.2(d)(ii) more than once in any twelve-month period.
     (e) Each registration requested pursuant to Section 1.2(a) shall be effected by the filing of a registration statement on Form S-1 (or if such form is not available, any other form which includes substantially the same information (other than information which is incorporated by reference) as would be required to be included in a registration statement on such form as currently constituted). Notwithstanding the foregoing, with the prior consent of the Initiating Holders, such consent not to be unreasonably withheld, the Company may, if permitted by law, effect any registration request under this Section 1 by the filing of a registration statement on Form S-3, provided that at the request of the Initiating Holders the Company will include on such Form S-3 information which the Initiating Holders determine in their reasonable discretion to be of material importance to the success of such proposed registration.
     1.3. Company Registration. If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its capital stock or other equity securities (or other securities convertible into equity securities) under the 1933 Act in connection with the public offering of such securities solely for cash (other than a registration on Form S-8 relating solely to the sale of securities to participants in a Company stock plan (or other stock arrangement) or a registration on Form S-4), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of any Holder given within 20 days after mailing of such notice by the Company, the Company shall, subject to the provisions of Section 1.8, use its best efforts to cause a registration statement covering all of the Registrable Securities that each such Holder has requested to be registered to become effective under the 1933 Act to the extent that such registration is permissible under the 1933 Act. If in the case of an underwritten registration requested pursuant to Section 1.3, the underwriter advises the Company in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Company shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and all the Registrable Securities held by the Common Stockholders sought to be included in the underwriting shall be excluded pro rata among all such Common Stockholders (according to the number of Registrable Securities then held by each such Common Stockholder) until the number of shares by which the underwriters intend to reduce the registration has been reached. To the extent that further limitation is required, all the Registrable Securities held by the Investor Holders sought to be included in the underwriting shall be excluded pro rata among all such Investor Holders (according to the number of Registrable Securities then held by each such Investor Holder) until the number of shares by which the underwriters intend to reduce the registration has been reached. For the sake of clarity, no Registrable Securities requested by any Investor Holder to be included in a registration pursuant to Section 1.3 shall be excluded from the underwriting unless all Registrable Securities held by the Common Stockholders have first been excluded. The Company shall be under no obligation to complete any offering of its securities it proposes to make and shall incur no liability to any Holder for its failure to do so.
     1.4. Obligations of the Company. Whenever required under this Section 1 to use its best efforts to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible, prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of two-thirds of the Registrable Securities registered thereunder, keep such registration statement effective for up to 180 days or until such earlier time at which such Holders have informed the Company in writing that the distribution of their securities has been completed (such 180-day or shorter period, the “Effectiveness Period”). In addition, the Company shall:
     (a) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement, and use its best efforts to cause each such amendment and supplement to become effective, as may be necessary to comply with the provisions of the 1933 Act with respect to the disposition of all securities covered by such registration statement during the Effectiveness Period.
     (b) Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the 1933 Act, and such other documents as they may reasonably request in order to facilitate the public sale or other disposition of Registrable Securities owned by them.
     (c) Use its best efforts to register or qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such states and jurisdictions as shall be reasonably requested by the Holders, except that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business, subject itself to taxation or file a general consent to service of process in any such state or jurisdiction.
     (d) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an underwriting agreement, including furnishing an opinion of counsel or entering into a lock-up agreement reasonably requested by the managing underwriter in accordance with Section 1.12.

     (e) Notify each Holder of Registrable Securities covered by such registration statement, at any time when a prospectus relating thereto covered by such registration statement is required to be delivered under the 1933 Act, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and promptly file such amendments and supplements which may be required pursuant to Section 1.4(b) on account of such event and use its best efforts to cause each such amendment and supplement to become effective.
     (f) Furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 1, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 1, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion or opinions, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given by company counsel to the underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a letter dated such date, from the independent certified public accountant of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.
     (g) Apply for listing and use its best efforts to list the Registrable Securities being registered on any national securities exchange on which a class of the Company’s equity securities is listed or, if the Company does not have a class of equity securities listed on a national securities exchange, apply for qualification and use its best efforts to qualify the Registrable Securities being registered for inclusion on the automated quotation system of the National Association of Securities Dealers, Inc.
     (h) Without in any way limiting the types of registrations to which this Section 1 shall apply, in the event that the Company shall effect a “shelf registration” under Rule 415 promulgated under the 1933 Act, the Company shall take all necessary action, including, without limitation, the filing of post-effective amendments, to permit the Holders to include their Registrable Securities in such registration in accordance with the terms of this Section 1.
     1.5. Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 in respect of the Registrable Securities of any selling Holder that such selling Holder shall furnish to the Company information regarding itself, the Registrable Securities held by it, the intended method of disposition of such securities and any other information that shall be required to effect the registration of its Registrable Securities.

     1.6. Expenses of Demand Registration. All expenses other than underwriting discounts and commissions relating to Registrable Securities incurred in connection with each registration, filing or qualification pursuant to Section 1.2(a) and each registration, filing or qualification pursuant to Section 1.11, including (without limitation) all registration, filing and qualification fees, printing and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of one counsel for the selling Holders, shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration begun pursuant to Section 1.2(a) if the registration request is subsequently withdrawn at any time at the request of the Holders of two-thirds of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses), unless the Holders of two-thirds of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 1.2(a); and provided, further, that if at the time of any withdrawal described in the foregoing clause the Holders have learned of a material adverse change in the condition, business, or prospects of the Company (other than a change in market demand for its securities or in the market price thereof) from that known to the Holders of two-thirds of the Registrable Securities then outstanding at the time of their request (or of which the Company advised them in writing within 20 days thereafter) that makes the proposed offering unreasonable in the good faith judgment of two-thirds in interest of the Holders of the Registrable Securities, then the Holders shall not be required to pay any of such expenses and the right to one demand registration pursuant to Section 1.2(a) shall not be forfeited. All underwriting discounts and commissions relating to Registrable Securities included in any registration effected pursuant to Section 1.2(a) or 1.11 will be borne and paid ratably by the Holders of such Registrable Securities.
     1.7. Expenses of Company Registration. The Company shall bear and pay all expenses incurred in connection with any registration, filing or qualification of Registrable Securities with respect to any registration pursuant to Section 1.3 for each Holder, including, without limitation, all registration, filing and qualification fees, printing and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the selling Holders. Underwriting discounts and commissions relating to Registrable Securities included in any registration effected pursuant to Section 1.3 will be borne and paid ratably by the Holders of such Registrable Securities.
     1.8. Underwriting Requirements. In connection with any offering involving an underwriting of securities being issued by the Company, the Company shall not be required under Section 1.3 to include any of the Holders’ securities in such underwriting unless such Holders accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it, and then only in such quantity, if any, as in the opinion of the underwriters, marketing factors allow. If the managing underwriter for the offering shall advise the Company in writing that the total amount of securities, including Registrable Securities, requested by shareholders to be included in such offering exceeds the amount of securities to be sold other than by the Company that marketing factors allow, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the managing underwriter believes marketing factors allow (the securities so included to be reduced as follows: (a) all securities which stockholders other than the Company and the Holders seek to include in the offering shall be excluded from the offering to the extent limitation on the number of shares included in the underwriting is required, (b) then all securities which the Common Stockholders seek to include in the offering shall be excluded from the offering, pro rata, to the extent further limitation on the number of shares included in the underwriting is required, and (c) if further limitation on the number of shares to be included in the underwriting is required, then the number of shares held by Investors that may be included in the underwriting shall be reduced so that the number of shares included in the underwriting are pro rata in accordance with the number of shares of Registrable Securities held by each such Investor), but in no event shall the amount of securities of the selling Investors included in the offering be reduced below thirty percent (30%) of the total amount of securities included in such offering, unless such offering is the initial public offering of the Company’s securities in which case the selling Investors may be excluded if the managing underwriter makes the determination described above and no securities other than those of the Company are included. For purposes of the preceding parenthetical concerning apportionment, for any selling shareholder which is a Holder of Registrable Securities and which is a partnership, a limited liability company or a corporation, the partners, retired partners, members, retired members and shareholders of such Holder, or the estates and family members of such partners, retired partners, members and retired members and any trusts for the benefit of any of the foregoing persons shall collectively be deemed to be a “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “selling Holder,” as defined in this sentence.
     1.9. Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 1:
     (a) The Company will indemnify and hold harmless each Holder, the officers, directors, partners, members, agents and employees of each Holder, any underwriter (as defined in the 1933 Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the 1933 Act or the 1934 Act, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the 1933 Act, the 1934 Act or any other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (each a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or (iii) any violation or alleged violation by the Company of the 1933 Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the 1933 Act, the 1934 Act or any state securities law in connection with any matter relating to such registration statement. The Company will reimburse each such Holder, officer, director, partner, member, agent, employee, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action. The indemnity agreement contained in this Section 1.9(a) shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable to an Holder in any such case for any such loss, claim, damage, liability or action

(1) to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by or on behalf of such Holder, underwriter or controlling person or (2) in the case of a sale directly by an Holder of Registrable Securities (including a sale of such Registrable Securities through any underwriter retained by such Holder engaging in a distribution solely on behalf of such Holder), such untrue statement or alleged untrue statement or omission or alleged omission was contained in a preliminary prospectus and corrected in a final or amended prospectus, and such Holder failed to deliver a copy of the final or amended prospectus at or prior to the confirmation of the sale of the Registrable Securities to the person asserting any such loss, claim, damage or liability in any case in which such delivery is required by the 1933 Act.
     (b) Each Holder which includes any Registrable Securities in any registration statement, as a condition to including any Registrable Securities in such registration statement, will, severally and not jointly, indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the registration statement, each person, if any, who controls the Company within the meaning of the 1933 Act, each employee, agent, and any underwriter for the Company, and any other Holder or other stockholder selling securities in such registration statement or any of its directors, officers, partners, members, agents or employees or any person who controls such Holder or such other stockholder or such underwriter, against any losses, claims, damages, or liabilities (joint or several) to which the Company or any such director, officer, controlling person, employee, agent, or underwriter or controlling person, or other such Holder, stockholder, director, officer or controlling person may become subject, under the 1933 Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by or on behalf of such Holder expressly for use in connection with such registration, and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, agent or underwriter or controlling person, other Holder or other stockholder, officer, director, partner, member, agent, employee, or controlling person in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the liability of any Holder hereunder shall be limited to the amount of net proceeds (after deduction of all underwriters’ discounts and commissions paid by such Holder in connection with the registration in question) received by such Holder, in the offering giving rise to the Violation; and provided, further, that the indemnity agreement contained in this Section 1.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld or delayed nor, in the case of a sale directly by the Company of its securities (including a sale of such securities through any underwriter retained by the Company to engage in a distribution solely on behalf of the Company), shall the Holder be liable to the Company in any case in which such untrue statement or alleged untrue statement or omission or alleged omission was contained in a preliminary prospectus and corrected in a final or amended prospectus, and the Company failed to deliver a copy of the final or amended prospectus at or prior to the confirmation of the sale of the securities to the person asserting any such loss, claim, damage or liability in any case in which such delivery is required by the 1933 Act. As noted above, the obligations of the Holders under this Section 1.9(b) are several, not joint.
     (c) Promptly after receipt by an indemnified party under this Section 1.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume and control the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests, as reasonably determined by either party, between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.9 to the extent of such prejudice, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.9.
     (d) The obligations of the Company and the Holders under this Section 1.9 shall survive the conversion, if any, of the Registrable Securities and the completion of any offering of Registrable Securities in a registration statement whether under this Section 1 or otherwise.
     1.10. Reports Under Securities Exchange Act of 1934.
     (a) Resales Under Rule 144; Form S-3 Registration. With a view to making available to the Holders the benefits of Rule 144 promulgated under the 1933 Act (“Rule 144”) and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration, and with a view to making it possible for Holders to have the resale of the Registrable Securities registered pursuant to a registration statement on Form S-3, the Company agrees to:
     (i) use its best efforts to make and keep public information available, as those terms are understood and defined in Rule 144, at all times after 90 days after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public;
     (ii) as soon as practicable after the first registered public offering, take such action, including the voluntary registration of its Common Stock under Section 12 of the 1934 Act or compliance with the reporting requirements of

Section 15(d) of the 1934 Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities.
     (iii) use its best efforts, after the first registered public offering, to file with the SEC in a timely manner all reports and other documents required of the Company under the 1933 Act and the 1934 Act; and
     (iv) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (1) a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time after 90 days after the effective date of the first registration statement filed by the Company for the offering of the securities to the general public), the 1933 Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or as to its qualification as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (2) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (3) such other documents as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.
     1.11. Form S-3 Registration.
     (a) In case the Company shall receive a written request from any Investor Holder(s) of at least twenty-five percent (25%) of the Registrable Securities then outstanding and entitled to registration rights under Section 1 hereof that the Company effect a registration on Form S-3 (or on any successor form to Form S-3 regardless of its designation) and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:
     (i) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and
     (ii) use its best efforts to effect, as soon as practicable, such registration (and to keep such registration effective for up to six months), qualification or compliance as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within 20 days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 1.11 if: (1) Form S-3 (or any successor form to Form S-3 regardless of its designation) is not available for such offering by the Holders; (2) the aggregate net offering price (after deduction of underwriting discounts and commissions) of the Registrable Securities specified in such request is not at least $500,000; (3) the Company has already effected two registrations on Form S-3 or pursuant to Section 1.2 hereof within the previous twelve-month period; or (4) the

Company shall furnish to the Holders a certificate signed by the president of the Company stating that, in the good faith judgment of the Board of Directors, it would not be in the best interests of the Company and its stockholders for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration for a period of not more than 45 days after receipt of the request of the Holder or Holders under this Section 1.11; provided, however, that the Company shall not utilize this right more than once in any twelve-month period.
     (b) In the event that the Company consummates the initial public offering of its securities, then as soon as reasonably possible following a written request from two-thirds in interest of the Registrable Securities, and in any event not before 366 days after the effective date of the registration statement filed in connection with such initial public offering, the Company shall file a shelf registration statement on Form S-3 (or on any successor form to Form S-3 regardless of its designation) which would permit or facilitate the sale and distribution of the Holders’ Registrable Securities, and the Company shall use best efforts to keep such shelf registration effective in accordance with applicable regulations.
     1.12. Lock-up Agreements. If reasonably requested by the Company and the managing underwriter, each Holder agrees to enter into lock-up agreements (the “Lock-up Agreements”) pursuant to which he, she or it will not, for a period of no more than 180 days following the effective date of the first registration statement for a public offering of the Company’s securities, offer, sell or otherwise dispose of the Registrable Securities or other equity securities of the Company other than to its members or partners, as the case may be, except the Registrable Securities sold pursuant to such registration statement, without the prior consent of the Company and the underwriter, provided that the officers, directors and all holders of more than five percent (5%) of the shares of Common Stock (calculated for the purpose as if all securities convertible into or exercisable for Common Stock, directly or indirectly, are so converted or exercised) of the Company enter into Lock-up Agreements for the same period and on the same terms. The Lock-up Agreements shall provide that the provisions thereof may be waived with the consent of the Company and the managing underwriter, provided that with the exception of the release of a Holder from the provisions of the Lock-up Agreement for reasons of financial hardship, which release shall prohibit the disposition of equity securities of the Company by such Holder in excess of $50,000, any release from the provisions of the Lock-up Agreement shall be allocated pro rata among all Holders.
     1.13. Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned by any Holder to a permitted transferee, and by such transferee to a subsequent permitted transferee, but only if such rights are transferred (a)(i) to an affiliate, subsidiary, partner, member or stockholder of such Holder or transferee or an account managed or advised by the manager or adviser of such Holder or transferee, (ii) by gift or bequest or through inheritance to, or for the benefit of, any member or members of a Common Stockholder’s Immediate Family or to a trust for the benefit of such Common Stockholder or any member or members of such Common Stockholder’s Immediate Family, or (iii) to a limited partnership or limited liability company, all partners or members of which are members of such Common Stockholder’s Immediate Family, and (b) in connection with the sale or other transfer of not less than an aggregate of 100,000 Registrable Securities (as adjusted for stock splits, combinations, stock dividends and recapitalizations) or some lesser number, if such lesser number represents all the Registrable Securities then held by such Holder. Any transferee to whom rights under this Agreement are transferred shall (i) as a condition to such transfer, deliver to the Company a written instrument by which such transferee agrees to be bound by the obligations imposed upon Holders under this Agreement to the same extent as if such transferee were a Holder under this Agreement and (ii) be deemed to be a Holder hereunder.
     1.14. Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Investor Holders of a majority of the Registrable Securities then outstanding and held by the Investor Holders, enter into any agreement with any holder or prospective holder of any securities of the Company relating to registration rights unless such agreement includes (a) to the extent such agreement would allow such holder or prospective holder to include such securities in any registration filed under Section 1.2, 1.3 or 1.11 hereof, a provision that such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of its securities will not reduce the amount of the Registrable Securities of the Investor Holders which would otherwise be included, and (b) no provision which would allow such holder or prospective holder to make a demand registration which could result in such registration statement being declared effective prior to the earlier of the dates set forth in Section 1.2(a), and (c) a provision which permits the Holders to include in such registration and in any underwriting involved therewith, Registrable Securities pro rata with the sellers of securities in such registration based on the number of equivalent shares of Common Stock held by each person (where an equivalent share is either a share of Common Stock held directly or the number of shares of Common Stock receivable upon conversion or exercise of securities held directly).
2. Miscellaneous.
     2.1. Notices. All notices, requests, consents and demands shall be in writing and shall be personally delivered (effective upon receipt), mailed, postage prepaid (effective three business days after dispatch), telecopied or telegraphed (effective upon receipt of the telecopy in complete, readable form), or sent via a reputable overnight courier service (effective the following business day), to the Company at:
BioTrove, Inc.
12 Gill Street
Suite 4000
Woburn, Massachusetts 01801
Attn: Chief Executive Officer
Fax number: (781) 721-3601
with a copy sent at the same time and by the same means, which shall not constitute notice, to:
Jonathan M. Lourie, Esq.
Edwards, Angell Palmer & Dodge LLP
111 Huntington Avenue

Boston, Massachusetts 02199
Fax number: (617) 227-4420
or to each Investor at its address set out on Exhibit B hereto, as the case may be, with a copy sent at the same time and by the same means, which shall not constitute notice, to:
Steven A. Wilcox, Esq.
Ropes & Gray LLP
One International Place
Boston, Massachusetts 02110
Fax number: (617) 951-7050
or to each Common Stockholder at its address set out on Exhibit A hereto, or such other address of any party as may be furnished in writing to the other parties hereto.
     2.2. Entire Agreement. This Agreement and the Second Amended and Restated Stockholders’ Agreement dated December 10, 2007, between the Company and the parties listed on Exhibit A and Exhibit B thereto, as amended from time to time, constitute the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede any and all prior understandings and agreements, whether written or oral, with respect to such subject matter.
     2.3. Amendments, Waivers and Consents. Modifications or amendments to this Agreement may be made, and compliance with any covenant or provision herein set forth may be omitted or waived, if the Company shall agree thereto and (a) shall obtain consent thereto in writing from (i) Investors holding a majority of the Registrable Securities then held by such Investors and (ii) Common Stockholders holding a majority of the Common Stockholders’ Common Shares then held by such Common Stockholders and (b) shall, in each such case, deliver copies of such consent in writing to any Holders who did not execute the same; provided, however, that no Holder shall, without its consent, be adversely affected by any such modification, amendment or waiver in any manner in which the other Holders are not likewise adversely affected.
     2.4. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the personal representatives, successors and permitted assigns of the respective parties hereto. The Company shall not have the right to assign its obligations hereunder or any interest herein without obtaining the prior written consent of the Investors holding or having the right to acquire in the aggregate a majority of the aggregate Registrable Securities then outstanding.
     2.5. General. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement the singular includes the plural, the plural includes the singular, and the masculine gender includes the neuter, masculine and feminine genders. This Agreement shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts as such laws apply to agreements between residents of Massachusetts.

     2.6. Severability. If any provision of this Agreement shall be found by any court of competent jurisdiction to be invalid or unenforceable, the parties hereby waive such provision to the extent that it is found to be invalid or unenforceable. Such provision shall, to the maximum extent allowable by law, be modified by such court so that it becomes enforceable, and, as modified, shall be enforced as any other provision hereof, all the other provisions hereof continuing in full force and effect.
     2.7. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Counterparts of this Agreement (or applicable signature pages hereof) that are manually signed and delivered by facsimile transmission shall be deemed to constitute signed original counterparts hereof and shall bind the parties signing and delivering in such manner.
     2.8. Specific Performance. The Company recognizes that the rights of the Holders under this Agreement are unique, and, accordingly, the Holders shall, in addition to such other remedies as may be available to them at law or in equity, have the right to enforce their rights hereunder by actions for injunctive relief and specific performance to the extent permitted by law. This Agreement is not intended to limit or abridge any rights of the Holders which may exist apart from this Agreement.
     2.9. Termination of Registration Rights. The registration of obligations of the Company under Section 1 will terminate on the earlier of (i) five years after the closing date of the first registered public offering of the Common Stock of the Company or (ii) with respect to any holder of Registrable Securities, at such time as all Registrable Securities of such holder may be sold within a 90 day period pursuant to Rule 144(k).
     2.10. Aggregation of Stock. All shares of Registrable Securities acquired by affiliated entities or persons of any Investor shall be aggregated together for the purposes of determining the availability of any rights under this Agreement.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Company, the Investors and Stockholders have executed this Second Amended and Restated Registration Rights Agreement as of the day and year first above written.

COMPANY: BIOTROVE, INC.
By:	/s/ Albert Luderer
	Name:	Albert Luderer
	Title:	CEO

[Second Amended and Restated Registration Rights Agreement of BioTrove, Inc.]

STOCKHOLDERS:

/s/ Colin Brenan

Colin Brenan

Ian W. Hunter 2002 Grantor Retained
Annuity Trust

/s/ Tanya Kanigan
Tanya Kanigan

Serge Lafontaine

/s/ Lynette Jones
Lynette Jones

Ian W. Hunter
[Second Amended and Restated Registration Rights Agreement of BioTrove, Inc.]

INVESTORS: CHTP/BTRV ASSOCIATES, LLC
By:	CATALYST HEALTH AND TECHNOLOGY PARTNERS, LLC, Its Manager

By:	/s/ Joshua S. Phillips
	Name:	Joshua S. Phillips
	Title:	Manager

[Second Amended and Restated Registration Rights Agreement of BioTrove, Inc.]

CB HEALTHCARE FUND II, L.P.

By:	CB HEALTH VENTURES II, L.L.C.

By:	/s/ Enrico Petrillo
Name:
Title:

CB-AH PARALLEL FUND II, L.P.
By:	CB HEALTH VENTURES II, L.L.C.

By:	/s/ Enrico Petrillo
	Name:	Enrico Petrillo, MD
	Title:	Partner

[Second Amended and Restated Registration Rights Agreement of BioTrove, Inc.]

VOX EQUITY PARTNERS, L.P., successor by merger to ZERO STAGE CAPITAL SBIC VII, L.P.
By:	VOX EQUITY ASSOCIATES, L.L.C., Its General Partner

By:	/s/ Matthew Kelley
	Name:	Matthew Kelley
	Title:	MGP

VOX EQUITY PARTNERS II, LP, successor-in-interest to ZERO STAGE CAPITAL VII, L.P. and ZERO STAGE CAPITAL (CAYMAN) VII, L.P.
By:

By:
Name:
Title:

[Second Amended and Restated Registration Rights Agreement of BioTrove, Inc.]

FLETCHER SPAGHT VENTURES, L.P.
By:	FLETCHER SPAGHT ASSOCIATES, LLC

By:	/s/ Linda Tufts
Name:
Title:

FLETCHER SPAGHT VENTURE PARTNERS, LLC
By:	/s/ Linda Tufts
	Name:	Linda Tufts
Title:

[Second Amended and Restated Registration Rights Agreement of BioTrove, Inc.]

ECHELON VENTURES LP
By:	ECHELON VENTURES, LLC, Its General Partner

By:	/s/ Alfred S. Woodworth, Jr.
	Name:	Alfred S. Woodworth, Jr.
	Title:	Manager

ECHELON VENTURES SPECIAL LIMITED PARTNERS I, LP
By:	ECHELON VENTURES, LLC, Its General Partner

By:	/s/ Alfred S. Woodworth, Jr.
	Name:	Alfred S. Woodworth, Jr.
	Title:	Manager

ECHELON VENTURES II, L.P.
By:	ECHELON VENTURES, LLC, Its General Partner

By:	/s/ Alfred S. Woodworth, Jr.
	Name:	Alfred S. Woodworth, Jr.
	Title:	Manager

LEWIS WHARF PARTNERS
By:	/s/ Alfred S. Woodworth, Jr.
	Name:	Alfred S. Woodworth, Jr.
	Title:	Managing General Partner

[Second Amended and Restated Registration Rights Agreement of BioTrove, Inc.]

BIOFRONTIER GLOBAL INVESTMENT PARTNERSHIP, A Japanese Civil Law Partnership
By:	BIOFRONTIER PARTNERS CO., LTD. Its General Partner

By:
Name:
Title:

[Second Amended and Restated Registration Rights Agreement of BioTrove, Inc.]

BOSCOLO INTERVEST LIMITED
By:	/s/ Jaime J. Montealegre
	Name:	Jaime J. Montealegre
	Title:	Attorney-in-fact

[Second Amended and Restated Registration Rights Agreement of BioTrove, Inc.]

BIOTECHONOMY VENTURES, LLC
By:	/s/ Caleb Winder
	Name:	Caleb M. Winder
	Title:	Principal

Juan Enriquez

/s/ Caleb Winder
Caleb Winder

[Second Amended and Restated Registration Rights Agreement of BioTrove, Inc.]

/s/ Colin Brenan
Colin Brenan

/s/ Edward L. Erickson
Edward L. Erickson

/s/ D. Gideon Searle
D. Gideon Searle

[Second Amended and Restated Registration Rights Agreement of BioTrove, Inc.]

Exhibit A
STOCKHOLDERS
Name
Colin Brenan
c/o Biotrove, Inc.
12 Gill Street, Suite 4000
Woburn, Massachusetts 01801
Ian Hunter
6 Oak Dale Lane
Lincoln, MA 01773
Tanya Kanigan
c/o Biotrove, Inc.
12 Gill Street, Suite 4000
Woburn, Massachusetts 01801
Serge LeFontaine
6 Mill St. Ext.
Lincoln, MA 01773
Lynette Jones
6 Oak Dale Lane
Lincoln, MA 01773

Exhibit B
INVESTORS
     Name
CHTP/BTRV Associates, LLC
c/o Catalyst Health and Technology
Partners, LLC
One Gateway Center, Suite 312
Newton, MA 02458
Attention: Joshua S. Phillips
Facsimilie: 617-964-8887
CB HealthCare Fund II, L.P.
c/o CB Health Ventures II, L.L.C.
Prudential Tower, Suite 800
800 Boylston Street
Boston, MA 02199
Attention: Enrico Petrillo, MD
Facsimilie: 617-450-9749
CB-AH Parallel Fund II, L.P.
c/o CB Health Ventures II, L.L.C.
Prudential Tower, Suite 800
800 Boylston Street
Boston, MA 02199
Attention: Enrico Petrillo, MD
Facsimilie: 617-450-9749
Biofrontier Global Investment Partnership,
     a Japanese Civil Law Partnership
c/o Biofrontier Partners
K.I. Kousan Building, 3rd Floor
2-3-14 Yaesu, Chuo-ku
Tokyo, Japan 104-0028
Attention: Yoshihiro Ohtaki, Ph.D.
Facsimilie: 011813-5204-7009
Vox Equity Partners, L.P.
4 Canal Park, Suite 706
Cambridge, MA 02141
Attention: Matthew Kelley
Vox Equity Partners II, L.P.
4 Canal Park, Suite 706
Cambridge, MA 02141
Attention: Matthew Kelley

Fletcher Spaght Ventures, L.P.
Attention: Linda Tufts
222 Berkeley Street
Boston, MA 02116
Facsimile: 617-247-7757
Fletcher Spaght Venture Partners, L.L.C.
Attention: Linda Tufts
222 Berkeley Street
Boston, MA 02116
Facsimile: 617-247-7757
Echelon Ventures, L.P.
c/o Echelon Ventures LLC
300 Fifth Avenue, 3rd Floor
Waltham, MA 02451
Attention: Alfred S. Woodworth, Jr.
Facsimile: 781-419-9851
Echelon Ventures II, L.P.
c/o Echelon Ventures LLC
300 Fifth Avenue, 3rd Floor
Waltham, MA 02451
Attention: Alfred S. Woodworth, Jr.
Facsimile: 781-419-9851
Echelon Ventures Special Limited Partners I, L.P.
c/o Echelon Ventures LLC
300 Fifth Avenue, 3rd Floor
Waltham, MA 02451
Attention: Alfred S. Woodworth, Jr.
Facsimile: 781-419-9851
Lewis Wharf Partners
c/o Echelon Ventures LLC
300 Fifth Avenue, 3rd Floor
Waltham, MA 02451
Attention: Alfred S. Woodworth, Jr.
Facsimile: 781-419-9851
Boscolo Intervest Limited
Residencial Acrópolis
Calle Jaboncillo
De Apartamentos Terranova 600 mts. S.O. y 200 Este
Escazú, Costa Rica
Attention.: Jaime J. Montealegre
Facsimile: 011-506-288-0310
With a copy to:
Fox Horan & Camerini LLP
825 Third Avenue, 12th Floor
New York, NY 10022
Attention: Rafael Urquia II, Esq.
Facsimile: 212-709-0248

D. Gideon Searle
750 Green Bay Road
Winnetka, IL 60093
Facsimile: 847-446-7414
Edward L. Erickson
c/o Biotrove, Inc.
12 Gill Street, Suite 4000
Woburn, Massachusetts 01801
Biotechonomy Ventures, LLC
800 Boylston Street, Suite 1585
Boston, MA 02199
Attention: Juan Enriquez
Caleb M. Winder
800 Boylston Street, Suite 1585
Boston, MA 02199
Juan Enriquez
800 Boylston Street, Suite 1585
Boston, MA 02199
Colin Brenan
c/o Biotrove, Inc.
12 Gill Street, Suite 4000
Woburn, Massachusetts 01801

Attachment I
Counterpart Signature Page for Common Stockholders
     The undersigned hereby agrees to join, become a party to and be bound by the Second Amended and Restated Registration Rights Agreement (the “Agreement”) entered into as of December 10, 2007, by and among: (i) BioTrove, Inc., a Delaware corporation (together with any predecessors or successors thereto, the “Company”), (ii) certain holders of the Company’s outstanding Common Stock listed on Exhibit A thereto, and (iii) certain holders of the Company’s Series B Preferred Stock and/or Series C Preferred Stock listed on Exhibit B thereto.

Name of Common Stockholder

By:
(if applicable)

By:
Name:
Title:

Dated: __________ ___, 200___

Address of Stockholder for notices:

Attachment II
Counterpart Signature Page for Investors
     The undersigned hereby agrees to join, become a party to and be bound by the Second Amended and Restated Registration Rights Agreement (the “Agreement”) entered into as of December 10, 2007, by and among: (i) BioTrove, Inc., a Delaware corporation (together with any predecessors or successors thereto, the “Company”), (ii) certain holders of the Company’s outstanding Common Stock listed on Exhibit A thereto, and (iii) certain holders of the Company’s Series B Preferred Stock and/or Series C Preferred Stock listed on Exhibit B thereto.

Name of Investor

By:
(if applicable)

By:
Name:
Title:

Dated: __________ ___, 200___

Address of Investor for notices: